CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 18, 2015 relating to the financial statements of Handeni Gold Inc. (the “Company”) that are included in the Company’s annual report on Form 10-K for the year ended May 31, 2015, which is incorporated by reference in each of (i) the Company’s Form S-8 Registr ration Statement filed with the United States Securities and Exchange Commission on October 9, 2007, (ii) the Company’s Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on December 30, 2008, and (iii) the Company’s Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on May 10, 2013.

/s/ “Manning Elliott LLP”

CHARTERED PROFESSIONAL ACCOUNTANTS
Vancouver, Canada
August 18, 2015